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                                                                   EXHIBIT 23.1

                CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-35855 and 333-42929), as filed with the Securities and Exchange Commission on September 18, 1997 pertaining to the shares issued in conjunction with the acquisition of Ben Watson Associates Limited and on December 22, 1997 pertaining to the shares issued in conjunction with the acquisition of CBT Systems Middle East Limited, on Form S-4 (No. 333-51159), as filed with the Securities and Exchange Commission on April 28, 1998 pertaining to the shares issued in conjunction with the acquisition of the Forefront Group, Inc., on Forms S-8 (Nos. 333-06409, 333-25245, 333-35745,
333-57031 and 333-68499), as filed with the Securities and Exchange Commission on June 20, 1996 pertaining to the 1994 Share Option Plan, on April 16, 1997 pertaining to the 1996 Supplemental Stock Plan and Applied Learning Limited Executive Stock Plan, on September 16, 1997 pertaining to the 1994 Share Option Plan, on June 17, 1998 pertaining to the Forefront Group, Inc. Amended and Restated 1992 Stock Option Plan, the Forefront Group, Inc. Amended and Restated 1996 Stock Option Plan and the Forefront Group, Inc. 1996 Non-Employee Directors' Stock Option Plan, and on December 7, 1998 pertaining to the Amended and Restated 1994 Share Option Plan of our reports dated January 19, 1999, with respect to the consolidated financial statements and schedule included in this annual report on Form 10-K/A for the year ended December 31, 1998.

                                          /s/ Ernst & Young

Dublin, Ireland
April 30, 1999

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